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                                                                    EXHIBIT 99.1

For Immediate Release                 Contacts: Cortney Rhoads/Jerry Walsh
                                                Walsh Communications
                                                212-221-4612
                                                CORTNEY@WALSHCOM.COM
                                                JERRY@WALSHCOM.COM


INTERNATIONAL NETWORK SERVICES TO ACQUIRE PREDICTIVE SYSTEMS

NEW YORK, NY - April 9, 2003 - International Network Services Inc. (INS), a leading provider of global network consulting and security services, and Predictive Systems, Inc. (Nasdaq SC: PRDS), a leading security and network infrastructure consulting firm, jointly announced today a definitive agreement under which INS will acquire Predictive Systems. Under the terms of the agreement and pending shareholder approval, a wholly-owned subsidiary of INS will merge with and into Predictive Systems and Predictive will continue operations as a wholly owned subsidiary of INS. The shareholders of Predictive Systems are expected to receive total cash consideration of approximately $19.2 million, or between $0.416 and $0.458 per share, subject to certain conditions. The consideration is subject to further adjustment based on the estimated net assets of Predictive Systems immediately prior to the closing of the merger. Predictive Systems intends to issue a press release announcing the finally determined per share consideration on the third trading day prior to the special meeting of Predictive Systems stockholders.

After the acquisition, it is anticipated that INS will have over 700 employees, and will operate in over 30 offices in the U.S. and six internationally. David Butze will continue to serve as president and CEO of INS, which will remain headquartered in Santa Clara, California. Andy Zimmerman, CEO of Predictive Systems, will remain with the company through the completion of the transaction which is expected to close at the conclusion of the second quarter.

"Bringing these two companies together makes good sense from a customer, employee, and shareholder perspective," said Andy Zimmerman. "The result is truly a compelling combination of two organizations with not only a complementary portfolio of services, customer base, and experience - but also a shared vision and values."

"We are excited about the capabilities of the combined company," said David Butze. "The addition of Predictive's strong information security and network management expertise to the INS portfolio will further enable us to deliver world-class network consulting services to our customers worldwide. We believe this will position INS as the world's largest independent network and security professional services firm, with a strong customer penetration of the top companies across multiple industries."

Updata Capital, Inc. rendered a fairness opinion to the Predictive Systems' Board of Directors in connection with the merger.


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Predictive Systems will host a call at 11:00 a.m. (ET) today to provide additional information on this transaction and answer questions. The call is accessible by dialing 1-800-299-9630 (within the US) or 617-786-2904 (International). Participant pass code is 899-8300. A re-broadcast of the call will be available from one hour after the conclusion of the call through April 16, at 5:00 p.m. (ET) by dialing 1-888-286-8010 (within the US) or 617-801-6888
(International). Participant pass code is 502-872.

About International Network Services Inc.
International Network Services (INS) provides network consulting services and business solutions to help companies build, secure, and manage business-critical network infrastructures. Our end-to-end network consulting solutions address customers' needs in NEXT GENERATION NETWORKING, SECURITY, and NETWORK & SYSTEMS MANAGEMENT, helping them optimize their business to better face competitive challenges and meet future demands. We are one of the world's largest independent network consulting and security services providers with a track record of thousands of successful engagements. INS is headquartered in Santa Clara, Calif. and has offices across the U.S. and Europe.


About Predictive Systems
Predictive Systems, Inc. (NASDAQ SC: PRDS) is a leading consulting firm focused on helping Fortune 1000 companies design, manage, and optimize smart, secure technology infrastructures that focus on measurable, business-driven results. As a full service security systems consulting firm, Predictive Systems addresses all three of the critical needs - business strategy, technical capability, and network management - of network security. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Predictive has a strong global presence, with offices located in the UK and the Netherlands. For additional information, please contact Predictive Systems at
(212) 659-3400 or visit WWW.PREDICTIVE.COM.

Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

Additional Information
In connection with the INS merger, Predictive Systems will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission ("SEC"). STOCKHOLDERS OF PREDICTIVE SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Predictive Systems, Inc., 19 West 44th Street, New York, NY 10036 (Telephone: (212) 659-3400). In addition, documents filed with the SEC by Predictive Systems will be available free of charge at the SEC's web site at http://www.sec.gov.

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Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Predictive Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Predictive Systems with the SEC.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. Statements concerning the completion of the INS acquisition, the expected consideration per share, whether the purchase price will be adjusted based on Predictive Systems' net assets, and the completion of the SAIC transaction, among others, are by nature "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the merger may not be consummated in a timely manner, if at all, risks associated with estimating cash requirements and closing net assets, employee relations, risks relating to shifts in customer demand, and other risks concerning Predictive Systems that are detailed in its period filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.

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